Rangeford Resources, Inc. CEO Issues Shareholder Letter and Progress Update

SOUTHLAKE, Texas, Oct. 9, 2017 (GLOBE NEWSWIRE) -- Rangeford Resources, Inc. (“Rangeford”) (OTCQB: RGFR) today issued the following Special Letter to Shareholders from it Chief Executive Officer Thomas E. Lindholm.

Dear Shareholders:

It is hard to assess the progress of a major transformation from a single year’s results; but when you look back after a few years, it becomes clear just how much has changed. Before I offer a broader perspective, let me describe how we progressed despite the well-known downturn in the oil and gas industry.

While over-leveraged oil and gas companies have struggled to maintain enterprise value and many have taken bankruptcy as their only solution, Rangeford has withstood the economic storm. Going forward, we believe we there will be a low commodity price environment, and we must adapt to prosper in this new reality. Matter of fact, we took significant steps last year to stabilize our corporate situation and exited the legacy projects after reviewing each project’s economic viability. This process was time consuming but necessary.

Why would anyone take a position in Rangeford Resources knowing the state of the industry?

The answer is the FUTURE. We can’t control the commodity markets or past actions but we sure can plan and execute an operating plan that will report profitable operations and will position Rangeford for new opportunities.

What are the key drivers for Rangeford to succeed?

•PEOPLE – We’re biased but we believe the USA has the top oil and gas professionals in the world. After stabilizing our corporate situation in 2017, we added two experienced professionals: Greg Cox, chief technology officer and geoscientist, and John Lepin, controller. We now have the fundamental elements in terms of the ability to access, acquire, and develop projects that we did not have before.

•TECHNOLOGY – With the addition of Greg Cox who previously was the EVP of Exploration and Senior Geologist at Remington Oil and Gas, we intend to leverage the use of extensive databases, well logs, and historical records to evaluate the opportunities where new drilling and completion technologies could be applied to maximize future production results. For example, we have reviewed and evaluated over ten thousand wells in Texas alone and have identified thirty “high-value wells” that we intend to acquire.

•STRATEGIC RELATIONSHIPS – Our president and chief operating officer, Marc Duncan has broadened Rangeford relationships with strong technical support from the University of Texas – Bureau of Economic Geology. Marc has also been in discussions with several interested parties in Mexico, Canada, and Colombia. We have many groups eager to work with and support us.

•LOWER DRILLING AND OPERATING COSTS – Despite low oil and gas prices, we have adjusted and are prepared to bring strong ROI returns to our oil and gas properties. With our project underwriting standards, low overhead corporate structure, and re-negotiated oil field service contracts, we believe we can operate profitably at today’s oil prices. This is our new reality.

Now well positioned, Rangeford’s vision is to identify profitable oil and gas reserves and drilling opportunities. As of the end of September 2017, Rangeford has executed four letters of intent/offer sheets and continues to negotiate for new acquisitions. We will not chase over-priced plays and complex geological exploration. We’re confident we will build a solid portfolio of producing oil and gas properties with appropriate project funding.

Respecting our delinquent SEC filings, our Controller, John Lepin, has completed our financial statements and is working with our new Auditor, LBB & Associates, L.L.C. of Houston, Texas.  When the audit is complete, we intend to prepare and file the required SEC 10-K and 10-Q filings.

We were asked recently “What is it that Rangeford Resources does not have?” Marc Duncan responded, “We don’t have many things…like bank debt, junk bonds, high overhead, litigation, operating problems, declining production, and bad attitudes!”

We are now positioned to take advantage of opportunities. The stock market will reward those oil and gas companies that can operate profitably in the current environment. We’ll achieve profitable operations with great people, low operating costs, and efficient drilling capital expenditures that are justified by economic producing oil wells.

Finally, we’d like express our appreciation for your support and patience while we formed a solid foundation to build a profitable oil and gas company for our shareholders. We invite you visit our website at www.rangeford-resources.com for press releases, SEC filings, and updates on our progress building Rangeford into the company that can compete and operate profitably in today’s environment

About Rangeford Resources, Inc.

Rangeford Resources, Inc. is a Texas-based, oil and gas exploration and production company.  For further information on Rangeford, please visit our website www.rangeford-resources.com.

Notice Regarding Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward-looking statement was made.